UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Portola Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

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PROXY STATEMENT SUPPLEMENT

PORTOLA PHARMACEUTICALS, INC.

270 E. Grand Avenue

South San Francisco, CA 94080

June 6, 2018

To the Stockholders of Portola Pharmaceuticals, Inc.:

We are providing you with this proxy statement supplement to provide additional information resulting from events that occurred subsequent to the distribution of our proxy statement for our upcoming 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), which will be held on June 8, 2018, at 9:00 a.m. local time, at the offices of Portola Pharmaceuticals, Inc. (“Portola”) at 270 E. Grand Avenue, South San Francisco, CA 94080.

Departure of William Lis

On June 3, 2018, William Lis notified our Board of Directors (the “Board”) of his decision to retire as our Chief Executive Officer and a member of our Board, effective August 1, 2018 (the “Separation Date”). During the period prior to the Separation Date, Mr. Lis will remain as Chief Executive Officer but will reduce his involvement in day to day operations. We have initiated a search for a Chief Executive Officer to replace Mr. Lis. To provide for a smooth transition for our stakeholders, we entered into a letter agreement with Mr. Lis pursuant to which Mr. Lis will consult for Portola for a period ending June 30, 2020.

Mr. Lis will continue to serve as a Class III director until the Separation Date. At such time as Portola hires a new Chief Executive Officer, the Board expects to appoint the new Chief Executive Officer as a Class III director.

Appointment of Interim Co-Presidents

John T. Curnutte, M.D., Ph.D., our Executive Vice President, Research and Development, and Mardi C. Dier, our Executive Vice President and Chief Financial Officer, have been appointed as interim Co-Presidents of Portola, effective immediately, to serve until such time as we hire a new Chief Executive Officer.

By Order of the Board of Directors,

/s/ Mardi C. Dier

Mardi C. Dier
Co-President and Chief Financial Officer

South San Francisco, California

June 6, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to Be Held on June 8, 2018: The Notice of 2018 Annual Meeting of Stockholders, Proxy Statement for the 2018 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at our website at investors.portola.com and at www.proxyvote.com.